Exhibit 99.1

A. H. Belo Corporation Announces Third Quarter 2014
Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported third quarter 2014 net income from continuing operations of $2.3 million, or $0.10 per share, compared to net income from continuing operations of $0.5 million, or $0.02 per share, in the third quarter of 2013. Third quarter 2014 net income from continuing and discontinued operations of $18.4 million includes a $17.1 million gain related to the sale of The Providence Journal newspaper operations and $3.5 million of income for an economic parity payment in conjunction with the dissolution of the partnership which held the Company’s membership interest in Classified Ventures.
Jim Moroney, chairman, president and Chief Executive Officer, said, “We are pleased with progress made towards our Dallas-based strategy in the third quarter of 2014. The completion of the sales of The Providence Journal in the third quarter and Classified Ventures in the fourth quarter are key components in the successful execution of this strategy.
“The Board and management continue to focus on capital allocation, including potential investments and acquisitions in the advertising and marketing services arena, as we consider deployment of the cash proceeds from these and other transactions. We are optimistic about opportunities to diversify and grow revenues and EBITDA and reduce our reliance on core print advertising revenue which remain challenged.”
In conjunction with the completed sale of the newspaper operations in Providence, Rhode Island, The Providence Journal newspaper operations are reported as discontinued operations in the Company’s financial statements (see further discussion below). Accordingly, the results from continuing operations consist primarily of The Dallas Morning News and corporate activities.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations, excluding investment-related gains, was $4.2 million in the third quarter of 2014, compared to $4.4 million in the prior period.
As of September 30, 2014, cash and cash equivalents were $108.1 million, and the Company had no debt.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2014 Net Income from Continuing Operations
October 28, 2014

Third Quarter Results from Continuing Operations

Total revenue was $65.9 million in the third quarter of 2014, a decrease of 2.3 percent compared to the prior year period. Declines in print advertising and circulation revenue were offset by increases in commercial printing and digital revenue.
Revenue from advertising and marketing services, including print and digital revenues, decreased 8.6 percent. Digital revenue, which comprised 22.0 percent of advertising and marketing services revenue, increased 9.6 percent over the prior year quarter primarily due to continued growth in marketing services revenue associated with Speakeasy. Increases in digital revenue were offset by declines in print display, preprint and classified advertising revenues which decreased 19.2 percent, 8.1 percent and 8.1 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased slightly in the third quarter of 2014.
Circulation revenue decreased 2.6 percent to $21.2 million in the third quarter of 2014. Single copy revenue increased during this period due to higher rates, offset by lower home delivery revenue resulting from reduced volumes.
Commercial printing and distribution revenue increased 46.9 percent to $7.8 million in the third quarter of 2014 due primarily to the impact of printing the Fort Worth Star-Telegram and additional printing of two local community newspapers.
Total operating expense in the third quarter was $65.4 million, a 3.3 percent decrease compared to the prior year period as employee compensation and benefits, technology, newsprint and depreciation expenses all decreased.
The Company’s newsprint expense in the third quarter was $4.7 million, a decrease of 8.7 percent compared to the prior year period. Newsprint consumption dropped 9.2 percent to approximately 7,970 metric tons. Compared to the prior year period, newsprint cost per metric ton remained flat while the average purchase price per metric ton for newsprint increased 2 percent.
Corporate and non-operating expense in the third quarter was $3.6 million, an increase of 11 percent compared to the prior year period due to higher technology expenses.
As of September 30, 2014, A. H. Belo had approximately 1,300 full-time equivalent employees, a decrease of approximately 33 percent compared to the prior year period, primarily due to the sale of The Providence Journal during the quarter and the sale of The Press-Enterprise in the fourth quarter of 2013.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2014 Net Income from Continuing Operations
October 28, 2014

Discontinued Operations

In the third quarter of 2014, the Company completed the sale of substantially all of the assets comprising the newspaper operations of The Providence Journal and related real property located in Providence, Rhode Island. The purchase price consisted of $46.0 million plus a preliminary working capital adjustment of $2.7 million. Closing costs of $0.1 million and estimated selling and exit costs of $3.7 million were recognized in the third quarter of 2014. Proceeds of $48.0 million were received in September 2014 and settlement of the working capital adjustment is anticipated in the fourth quarter of 2014. The Company recorded a pretax gain on the sale of $17.1 million in the third quarter of 2014.
A. H. Belo continues to own and market for sale the 75 Fountain Street headquarters building, the downtown parking lots and the former Rhode Island Monthly / Sunday inserting building. The Company also retains the obligation for the A. H. Belo Pension Plan II, which provides defined pension benefits to former employees of The Providence Journal Company.
Total third quarter gain from discontinued operations, including the 2014 gain on the sale of The Providence Journal and the 2013 gain on the sales of the headquarters building and printing press of The Press-Enterprise, was $16.1 million and $4.8 million, net of tax, in 2014 and 2013, respectively.

Pension Plans

In the third quarter of 2014, the Company made required contributions of $5.8 million to its pension plans, which included the acceleration of the scheduled fourth quarter pension payment. No further pension contributions are required in 2014.

Real Estate Holdings

During the third quarter of 2014, the Company sold its remaining real estate in Riverside, California, comprised of land and a building that formerly served as a commercial printing operation. The Company received net sales proceeds of $1.6 million, generating a gain of $0.3 million.
The Company also sold 97 acres of undeveloped land in southern Dallas, Texas during the third quarter of 2014.  Net sales proceeds of $1.8 million were received upon closing of the transaction, generating a gain of $0.6 million.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2014 Net Income from Continuing Operations
October 28, 2014

Other

As previously announced, on October 1, 2014, the Company completed the sale of its interest in Classified Ventures to Gannett Co. Inc. and received pre-tax cash proceeds, net of selling costs and funds held in escrow, of $77.8 million.
In September of 2014, the Company concluded the transition services provided to Freedom Communications Holdings, Inc. in relation to the sale of The Press-Enterprise completed in 2013. Accordingly, there are no further amounts due from Freedom Communications Holdings, Inc. associated with this transaction.

Non-GAAP Financial Measures

Reconciliations of net income to EBITDA and Adjusted EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2014 Net Income from Continuing Operations
October 28, 2014

Financial Results Conference Call

A. H. Belo will conduct a conference call on Wednesday, October 29 at 10:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1766 (USA) or 612-332-0107 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 12:00 p.m. CDT on October 29 until 11:59 p.m. CST on November 5, 2014. The access code for the replay is 338424.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2014 Net Income from Continuing Operations
October 28, 2014

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2014	2013	2014	2013
Net Operating Revenue
Advertising and marketing services	$36,941	$40,402	$114,918	$122,288
Circulation	21,219	21,787	63,458	64,024
Printing and distribution	7,763	5,284	21,200	16,390
Total net operating revenue	65,923	67,473	199,576	202,702
Operating Costs and Expense
Employee compensation and benefits	24,265	27,070	78,151	83,608
Other production, distribution and operating costs	29,846	28,511	87,930	85,640
Newsprint, ink and other supplies	7,910	8,370	24,012	25,484
Depreciation	3,341	3,661	10,099	11,504
Amortization	61	29	121	89
Total operating costs and expense	65,423	67,641	200,313	206,325
Income (loss) from operations	500	(168)	(737)	(3,623)
Other Income (Expense), Net
Gains (losses) on equity method investments, net	(953)	723	17,206	1,818
Interest income (expense)	—	108	—	(311)
Other income, net	3,878	152	4,136	116
Total other income, net	2,925	983	21,342	1,623
Income (Loss) from Continuing Operations Before Income Taxes	3,425	815	20,605	(2,000)
Income tax provision	1,156	384	3,475	1,373
Income (Loss) from Continuing Operations	2,269	431	17,130	(3,373)
Income (loss) from discontinued operations	643	87	3,766	(3,202)
Gain related to the divestiture of discontinued operations, net	17,134	4,746	17,109	4,746
Tax expense (benefit) from discontinued operations	1,652	(5)	1,698	(138)
Gain from Discontinued Operations, Net	16,125	4,838	19,177	1,682
Net Income (Loss)	18,394	5,269	36,307	(1,691)
Net loss attributable to noncontrolling interests	(50)	(52)	(80)	(171)
Net Income (Loss) Attributable to A. H. Belo Corporation	$18,444	$5,321	$36,387	$(1,520)

Per Share Basis
Basic and Diluted
Continuing operations	$0.10	$0.02	$0.74	$(0.15)
Discontinued operations	0.74	0.22	0.87	0.07
Net income (loss) attributable to A. H. Belo Corporation	$0.84	$0.24	$1.61	$(0.08)

Weighted average shares outstanding
Basic	21,890,754	21,943,876	21,927,920	22,005,705
Diluted	21,991,716	22,069,511	22,039,248	22,005,705

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$108,063	$82,193
Accounts receivable, net	25,095	32,270
Other current assets	15,204	11,246
Assets of discontinued operations	875	42,716
Total current assets	149,237	168,425
Property, plant and equipment, net	66,825	74,863
Intangible assets, net	25,315	24,823
Other assets	11,506	11,107
Total assets	$252,883	$279,218
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,929	$13,717
Accrued expenses and other current liabilities	16,972	14,275
Advance subscription payments	14,416	14,842
Liabilities of discontinued operations	995	11,538
Total current liabilities	44,312	54,372
Long-term pension liabilities	37,500	50,082
Other liabilities	6,553	5,988
Total shareholders’ equity	164,518	168,776
Total liabilities and shareholders’ equity	$252,883	$279,218

A. H. Belo Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2014	2013	2014	2013
Net Income (Loss) Attributable to A. H. Belo Corporation	$18,444	$5,321	$36,387	$(1,520)
Less: Gain from discontinued operations, net	16,125	4,838	19,177	1,682
Plus: Net loss attributable to noncontrolling interests	(50)	(52)	(80)	(171)
Income (Loss) from Continuing Operations	2,269	431	17,130	(3,373)
Depreciation and amortization	3,402	3,690	10,220	11,593
Interest expense (income)	—	(108)	—	311
Income tax provision	1,156	384	3,475	1,373
EBITDA from Continuing Operations	6,827	4,397	30,825	9,904
Addback:
Net investment-related gains	(2,603)	—	(20,148)	—
Adjusted EBITDA from Continuing Operations	$4,224	$4,397	$10,677	$9,904
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated, as applicable, by adding back to EBITDA non-cash impairment expense and net investment-related gains and losses. The Company adjusted EBITDA for an $18,479 gain on the sale of apartments.com by Classified Ventures in the second quarter of 2014 and for $3,540 of income associated with an economic parity payment related to its ownership of Classified Ventures in the third quarter of 2014, offset by other-than-temporary impairments of $934 and $937 in the first and third quarters of 2014, respectively, for the Company’s investment in Wanderful Media.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions (required and voluntary), dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back pension expense in the determination of Adjusted EBITDA. Management reassessed this measurement and no longer excludes pension expense from Adjusted EBITDA.